Exhibit 10.19

May     , 2015

Wing Stop Holding Corporation

5501 LBJ Freeway, 5th Floor,

Dallas, Texas 75240

Wingstop Inc.

5501 LBJ Freeway, 5th Floor,

Dallas, Texas 75240

RC II WS LLC

1180 Peachtree Street, Suite 2500

Atlanta, Georgia 30309

Ladies and Gentlemen:

The undersigned shareholder of Wing Stop Holding Corporation (“WSHC”) understands that WSHC is considering an initial public offering (the “Offering”) of common stock of its proposed successor, Wingstop Inc., which is currently a wholly-owned subsidiary of WSHC (“Wingstop”) and has elected to participate in the Offering. In connection with the Offering, WSHC will merge with and into Wingstop (the “Reorganization”), with Wingstop surviving the merger as a Delaware corporation (the “Company”). Immediately following the Reorganization, shares of WSHC common stock will be converted into shares of Wingstop common stock (the “Shares”) and shareholders of WSHC will receive 0.545 Shares for each one (1) share of WSHC common stock, with any resulting fractional shares being cashed out. In addition, each outstanding option of WSHC will be converted into an option that represents the right to acquire 0.545 Shares for each one (1) share of WSHC common stock subject to the option, with the number of shares resulting from the conversion being rounded to the nearest whole share. The exercise price of each converted option will be equal to the current exercise price of the option divided by 0.545.

The undersigned is party to a shareholders agreement (the “Shareholders Agreement”) by and among the undersigned, WSHC and RC II WS LLC (the “Majority Shareholder”). In lieu of the obligations contained in the Shareholders Agreement, the undersigned hereby agrees that, effective as of the Closing (as defined below), without the prior written consent of the Company and the Majority Shareholder, it will not sell, assign, transfer, pledge, hypothecate, mortgage, encumber or otherwise dispose of:

(i)	any of the Subject Shares (as defined below) for a period of six (6) months following the date (the “Closing Date”) of the closing of the Offering (the “Closing”);

(ii)	two-thirds of the Subject Shares (rounding down to the nearest whole share) during the period beginning six (6) months following the Closing Date and ending on the date that is 12 months following the Closing Date; and

(iii)	one-third of the Subject Shares (rounding down to the nearest whole share) during the period beginning 12 months following the Closing Date and ending on the earlier of (x) the date that is 18 months following the Closing Date and (y) the date that the Company’s outstanding shares of common stock held by non-affiliates of the Company exceeds 50% of the total outstanding shares of common stock.

For the avoidance of doubt, none of the Subject Shares will be restricted following the date that is 18 months following the Closing Date. For purposes hereof, “Subject Shares” means those shares of the Company’s common stock owned by the undersigned immediately following the Closing, including shares issuable upon the exercise of options.

The foregoing paragraph shall not apply to (a) transactions relating to Shares acquired in open market transactions after the completion of the Offering, (b) if the undersigned is a corporation, partnership, limited liability company or other business entity, a disposition, transfer or distribution of Shares to its controlled affiliates, limited or general partners, members, stockholders or other equity holders of the undersigned, (c) if the undersigned is an individual, transfers of Shares as bona fide gifts or to a trust the beneficiaries of which are exclusively the undersigned or immediate family members of the undersigned, (d) transactions relating to Shares by operation of law pursuant to a qualified domestic order or in connection with a divorce settlement, (e) if the undersigned is an individual, transfers of Shares by will or intestacy, (f) transfers to the Company, [and] (g) the exercise of options, [(h) Shares sold in the Offering, and (i) Shares sold in a subsequent registered underwritten public offering in accordance with the Registration Rights Agreement (as defined below)]; provided that (A) in the case of any transfer or distribution pursuant to clauses (b), (c), (d) and (e) above, each donee, transferee or pledgee must sign and deliver a lock-up letter substantially in the form of this letter, and (B) in the case of clauses (g) above, any Shares received upon such exercise shall be subject to all of the restrictions set forth in this Agreement.

[Notwithstanding the foregoing, nothing in this Agreement shall prevent the undersigned from exercising any right under that certain registration rights agreement by and among the undersigned, the Company, the Majority Shareholder and certain other shareholders of the Company (the “Registration Rights Agreement”).]

In addition, the parties hereto agree that effective upon the Closing, the Shareholders Agreement will terminate and be of no further force and effect. The undersigned understands that the Company and the Majority Shareholder are relying upon this Agreement in agreeing to terminate the Shareholders Agreement.

The undersigned further understands that this Agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns. The rights and benefits of WSHC, the Majority Shareholder and the Company under this Agreement shall be transferable to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by WSHC’s, the Majority Shareholder’s and the Company’s successors and assigns. The undersigned agrees upon request to execute any further documents or instruments necessary or desirable to carry out the purposes or intent of this Agreement.

This Agreement shall be governed by the laws of the State of Georgia. This Agreement may only be modified or amended in writing signed by all parties hereto.

Either party’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party thereafter from enforcing each and every other provision of this Agreement.

Notwithstanding anything herein to the contrary, this Agreement shall be of no further force or effect and the undersigned shall be released from all obligations under this Agreement if the Closing has not occurred on or prior to 5:00 p.m. New York City time on December 31, 2015.

Very truly yours,

By:
Name:
Title:

Confirmed and Agreed to:

Wing Stop Holding Corporation

By:
Name:	Charles R. Morrison
Title:	President and Chief Executive Officer

Date:

Wingstop Inc.

By:
Name:	Charles R. Morrison
Title:	President and Chief Executive Officer

Date:

RC II WS LLC

By:
Name:	Stephen D. Aronson
Title:	Authorized Signatory

Date:

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